Exhibit 99.1

DOLLAR TREE TO PRESENT AT MERRILL LYNCH CONFERENCE,
COMPANY ENTERS INTO NEW DEBT FACILITY

CHESAPEAKE, Va – March 18, 2004 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s leading operator of single-price point dollar stores, will participate in the Merrill Lynch Retailing Leaders Conference being held on March 23-24, 2004, at the Pierre Hotel in New York City. Dollar Tree’s presentation is scheduled for Wednesday, March 24, 2004, at approximately 12:40 pm EST. CEO Bob Sasser and CFO Eric Coble will discuss Dollar Tree’s business and growth plans.

A live audio-only webcast of the Company’s presentation at the Merrill Lynch conference will be available on Dollar Tree’s web site, www.DollarTree.com. A replay will be available within 24 hours of the presentation and can be accessed at the same location. This replay will be available until midnight Tuesday, March 30, 2004.

In other news, on March 5, 2004, Dollar Tree closed on a $450 million revolving debt facility. Approximately $250 million is drawn against this facility, with $143 million of the proceeds being used to refinance four distribution centers that previously were financed under a synthetic lease facility. The new revolving debt facility provides Dollar Tree with an attractive borrowing rate over a five-year term. As a result of entering into this transaction, the Company will incur financing fees of approximately $1 million in the first quarter of 2004.

Additionally, on February 2, 2004, Dollar Tree’s Ridgefield, Washington distribution center began serving stores in the northwestern portions of the United States. This 665,000 square foot, fully automated distribution center is the ninth in Dollar Tree’s nationwide network, and was completed on-time and under-budget.

Dollar Tree also will be celebrating the milestone of 2,000 point-of-sale (POS) scanning stores. This project began as a pilot of 10 stores in the first quarter of 2001. Based on the success of that initial pilot, the Company began a more rapid rollout of this inventory-management technology, with POS in 162 stores at the end of 2001, 853 stores at the end of 2002, and 1,771 stores at the end of fiscal 2003.

As of January 31, 2004, Dollar Tree operated 2,513 stores in 47 states. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Erica Robb or Adam Bergman, 757/321-5000
www.DollarTree.com